Highwater Ethanol, LLC

Investor Update

June 2016

Volume 6, Issue 4

Highwater Ethanol, LLC

Contact Information:

24500 US HWY 14
PO BOX 96
Lamberton, MN 56152

PHONE:
(507) 752-6160

FAX:
(507) 752-6162

TOLL FREE:
(888) 667-3385

E-MAIL:
info@highwaterethanol.com

www.highwaterethanol.com

Highwater Ethanol Highlights...



As I write this for our Spring/Summer newsletter we are midway through our 7th year of operation at Highwater Ethanol, LLC. We have just completed the 2nd Quarter of our 2016 fiscal year. Our net loss for the six months ended April 30, 2016 was $2,241,408. Even though we had negative net income, Highwater Ethanol continues to make strides in debt reduction and completion of capital projects while not borrowing against our operating line of credit. Debt reduction for the six months ended April 30, 2016, totaled approximately $3 million. We also have a positive EBITDA for the six months of operations of $1,655,208. CFO Schneider will break the numbers down for you in his report.

Highwater Ethanol's focus has been and remains on debt reduction. This is the direction of the Highwater Ethanol Board of Governors and Highwater Ethanol Management. We believe this focus will allow Highwater Ethanol to remain competitive for years to come.

Capital Projects: A few of the capital projects that are near finishing or have already been completed include the Quarry water project, the installation of a pre-condenser and the addition of a 600,000 bushels grain storage bin.

Highwater Ethanol, LLC's production for the six months ended April 30, 2016: We ground approximately 10.106 million bu. of corn while producing approximately 29.332million gallons of denatured ethanol for the six months ended April 30, 2016. We have also produced approximately 60,933 tons of DDGS and approximately 27,420 tons of Modified DGS.

Comparison of Highwater Ethanol Guarantee for operations and how we are operating:

	Current Operations	Guarantee
Denatured ethanol per bushel	2.902	2.8
Electricity Kw hours used per gallon	.68	.75
Natural Gas BTU used per gallon	24,916 btu	34,000 btu
Gallon of water used per gallon produced	2.15	no guarantee Projected 3-4

We believe these numbers will remain relatively stable as we have seen very little change over the past few years. Your excellent employees have allowed your facility to become one of the most efficient facilities in the ethanol industry. We believe that these efficiencies will provide future benefits for our investor owners.

Industry Information: The ethanol/biofuels industry continues to progress in providing clean renewable fuel in the United States and worldwide. The challenge facing the biofuels industry is to increase consumption of ethanol. The EPA continues to hinder this development by telling consumers that there is a blend wall. We will continue to work with all involved to promote higher usage of ethanol and bio-fuels. Comments are can be submitted to the EPA in regards to the Renewable Fuels Standard {RFS}. Please submit your comments today! We continue to encourage you as our owners to promote ethanol blended transportation fuels. We believe the ethanol industry can respond to meeting the higher blend rates. Highwater Ethanol continues to work with MN Bio Fuels Association to promote ethanol use at a state-level and we are working to move E15 forward in the State of Minnesota. Grants are currently being completed by the Minnesota Department of Ag for E15 pumps and blender pumps in the State of Minnesota. Exports of ethanol out of the United States continue to increase and the ethanol industry is on track to export more ethanol this year than in2015.

Management Team: Our management team in place consists of Luke Schneider, CFO, Greg Bergeron, Plant Manager, Tom Streifel, Risk/Commodity Manager, Chad Altermatt, Operations Manager, Jon Osland, Maintenance Manager, Lisa Landkammer, Lab Manager, and Shane Rasset, EHS Manager. We have positioned our team to be successful in the ethanol industry. We will do our BEST to make you, our member owners, proud of Highwater Ethanol.

Highwater Ethanol's Mission Statement: Our mission statement is to "To successfully operate a bio – energy facility, which will be profitable to our investor owners while contributing to the economic growth in the region. Highwater Ethanol is committed to the present while focusing on the future."

Highwater Ethanol's Vision Statement: Highwater Ethanol will identify opportunities that position the business to provide sustainable competitive advantages through short and long term core investments. A few core priorities that were identified include: 1) Remain a low cost, efficient and high quality producer; 2) Review new technology opportunities; 3) Review all opportunities within our core business; and 4) Continue long term debt reduction.

2016 marks ten years since Highwater Ethanol was founded/formed in April/May 2006! We want to say "Thank you" to our investor owners for understanding the ethanol industry, supporting Highwater Ethanol and being a member owner. Even though we are in our seventh year of operation, it took 3 years to form, permit, finance and build Highwater Ethanol. We are proud of your facility and encourage you to stop by for a visit and a tour anytime you are in the area.

From our Board of Governors and the employees at Highwater Ethanol, LLC, we wish everyone a safe and successful summer!!

We will take care of the present as we focus on the FUTURE!

Brian Kletscher, CEO
Highwater Ethanol, LLC

The Financial Insights with CFO, Luke Schneider



Welcome to Summer 2016! It is hard to believe that we have already completed the first six months of Highwater's fiscal year 2016. Our 2nd Quarter, Form 10-Q, report was recently filed on June 9th. Our net loss For the six month period was just over $2.2 million. Even with the tough Margins during the first six months of our fiscal year, we continue to pay down our debt and move forward on capital projects.

Highwater had two major projects ongoing during our first six months of 2016. The first of which is the construction of an additional grain bin. This will allow us to add roughly 600,000 bushels of corn storage. The estimated cost of this project is $1.9 million.

The second project, which was completed near the end of our second quarter, was the installation of a pre-condenser. The pre-condenser has already had a positive affect on ethanol yields. The cost of the project was approximately $1.1 million.

We will continue to focus on margin enhancing opportunities and look for ways to further optimize our plants performance.

Please find below the breakdown of Statement of Operations for both the 2nd Quarter individually and in total for the six month period. Further detail regarding our financial performance can be found in our Form 10-Q filings that are available through our website.

	Three Months Ended April 30, 2016 *(Unaudited)*	Six Months Ended April 30, 2016 *(Unaudited)*
Revenues	$ 23,074,068	$ 47,273,892
Cost of Goods Sold	23,190,188	47,955,401
Gross Profit	(116,120)	(681,509)
Operating Expenses	785,987	1,479,889
Operating Profit	(902,107)	(2,161,398)
Other Income (Expense)	(15,108)	(80,010)
Net Income	$ (917,215)	$ (2,241,408)
Weighted Average Units Outstanding	4,936	4,936
Net Income (Loss) Per Unit	$ (185.82)	$ (454.09)

Here's to a Great Second Half of Fiscal Year 2016!!

Sincerely,

Luke Schneider
CFO

From the Commodities Desk with Tom Streifel



It is the middle of June and the markets are pretty active. Northern Hemisphere weather is in a transition from El Nino to La Nina. It would be my guess that most traders do not fully comprehend what this change means, but most are making the assumption that it must be bad. A La Nina pattern typically results in a warmer than usual late summer. So, despite the latest USDA crop report that shows 2016-17 corn ending stocks to be 300 million bushels higher than a year ago and current crop ratings showing better than average, the corn market is currently $.80 higher than it was a year ago. No need to discuss the corn market any further as by the time you read this, corn prices could be $.50 or more higher or lower.

Our seven year marketing agreement with Meadowland Coop matures on July 27. Highwater has entered into an agreement with Cenex-Harvest States (CHS) to originate corn. Highwater will publish their corn bids and create their own discount schedule. We have corn bids posted through fall of 2017.

You can find our bids and discount schedule on our website at: Highwaterethanol.com. Producers can have our bids texted to their cell phones on a daily basis. For more information on selling corn to Highwater and the current programs offered by CHS, feel free to contact: Kyle Bebler at 651-355-6800 or email: Kyle.Bebler@chsinc.com.